Exhibit 99.1

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (703) 247-7505 (FAX) MCGCapital.com	PRESS RELEASE Contact: Jacqueline McDevitt (703) 247-7523 JMcdevitt@MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Corporation Declares Fourth Quarter Dividend of $0.42 Per Share and

Reports Q3 and Year-To-Date 2005 Results

ARLINGTON, VA – November 1, 2005 – MCG Capital Corporation (Nasdaq: MCGC) today announced that on October 26, 2005 its Board of Directors declared a dividend of $0.42 per share for the fourth quarter of 2005. The actual tax characteristics of this dividend will be reported to each shareholder on a Form 1099.

The dividend is payable as follows:

Record date: November 23, 2005

Payable date: January 30, 2006

In addition, MCG announced today its results for the quarter and nine months ended September 30, 2005.

Highlights:

•	Q3 2005 gross originations and advances of $92.5 million and net investment growth of $13.9 million, and YTD 2005 gross originations and advances of $356.2 million and net investment growth of $58.5 million

•	Q3 2005 operating income of $28.4 million, up 14% from $24.8 million for Q3 2004, and YTD 2005 operating income of $86.6 million, up 24% from $69.8 million for YTD 2004

•	Q3 2005 net operating income of $12.9 million, down 7% from $13.9 million for Q3 2004, and YTD 2005 net operating income of $43.8 million, up 21% from $36.2 million for YTD 2004

•	Q3 2005 net income of $16.7 million, up 90% from $8.8 million for Q3 2004, and YTD 2005 net income of $49.6 million, up 74% from $28.5 million for YTD 2004

•	Q3 2005 basic earnings per share of $0.34, up 62% from $0.21 for Q3 2004, and YTD 2005 basic earnings per share of $1.05, up 48% from $0.71 for YTD 2004

We invite interested parties to join our analyst call today at 10:30 a.m. ET for a further discussion of our third quarter 2005 financial results. The dial-in number for the call is (800) 475-3716. International callers should dial (719) 457-2728. Please dial-in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the MCG website at http://investor.mcgcapital.com. Click on the November 1, 2005, Conference Call to access the call. A recording of the call will be available through November 8, 2005. The replay dial-in number is (888) 203-1112. International callers should call (719) 457-0820. The replay pass code is 4349137. The replay will also be available via MCG’s website. Financial information provided in the investor conference call will be available on our website at http://www.mcgcapital.com prior to the call.

MCG Capital Corporation

Press Release

November 1, 2005

SELECTED OPERATING DATA

The following table shows our selected consolidated operating data for the three months and nine months ended September 30, 2005 and 2004:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars and shares in thousands)	2005	2004	2005	2004
Operating income
Interest and dividend income	$25,958	$20,159	$77,399	$57,441
Fees and other income	2,416	4,678	9,248	12,385

Total operating income	28,374	24,837	86,647	69,826
Operating expenses
Interest expense	5,571	2,344	15,208	6,512
Employee compensation:
Salaries and benefits	5,207	3,469	14,442	9,697
Long-term incentive compensation (a)	2,096	2,321	5,422	10,000

Total employee compensation	7,303	5,790	19,864	19,697
General and administrative expense	2,613	2,807	7,767	7,406

Total operating expenses	15,487	10,941	42,839	33,615

Net operating income (b)	$12,887	$13,896	$43,808	$36,211

Net operating income per share	$0.26	$0.33	$0.93	$0.90

Following is a reconciliation of net operating income to distributable net operating income (c):
Net operating income (b)	$12,887	$13,896	$43,808	$36,211
Long-term incentive compensation (a)	2,096	2,321	5,422	10,000

Distributable net operating income (c)	$14,983	$16,217	$49,230	$46,211

Distributable net operating income per share (d)	$0.30	$0.38	$1.03	$1.13
Distributable net operating income per share-record date shares (e)	0.30	0.38	1.04	1.16

(a)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans (which are shown as compensation expense for GAAP purposes).
(b)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholders. However, actual distributions may vary and such amounts identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations, together with the weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed. The weighted average of shares related to restricted stock awards for which forfeiture provisions have not lapsed total 362 and 580 for the three months ended September 30, 2005 and 2004, respectively and 421 and 733 for the nine months ended September 30, 2005 and 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to receipt of dividend.
(e)	This amount is based on total shares outstanding at the record date for which the dividend is payable for each respective quarterly dividend.

MCG Capital Corporation

Press Release

November 1, 2005

Discussion of Operations

The following table summarizes the Company’s operating results for the three months ended September 30, 2005 and 2004:

	Three Months Ended September 30,
(dollars in thousands)	2005	2004	Change	Percentage Change
Operating income
Interest and dividend income	$24,340	$17,830	$6,510	37%
Loan fees	1,618	2,329	(711)	(31)%

Total interest and dividend income	25,958	20,159	5,799	29%
Fees and other income	2,416	4,678	(2,262)	(48)%

Total operating income	28,374	24,837	3,537	14%

Operating expenses
Interest expense	5,571	2,344	3,227	138%
Employee compensation:
Salaries and benefits	5,207	3,469	1,738	50%
Long-term incentive compensation	2,096	2,321	(225)	(10)%

Total employee compensation	7,303	5,790	1,513	26%
General and administrative expense	2,613	2,807	(194)	(7)%

Total operating expenses	15,487	10,941	4,546	42%

Net operating income	$12,887	$13,896	$(1,009)	(7)%

Total Operating Income. Total operating income includes interest and dividend income, loan fees and fees and other income.

The level of interest income, which includes interest paid in cash and in kind, is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. The increase in interest income for the three months ended September 30, 2005, as compared to the three months ended September 30, 2004, is primarily due to growth in average loans, which had an impact of $3.1 million, and an increase in LIBOR, which had an impact of $3.6 million. The increase related to growth in average loans and the increase in LIBOR was partially offset by a decrease in the spread to LIBOR in our loan portfolio, which had an impact of ($1.9) million. The majority of the decrease in the spread to LIBOR is related to holding fixed rate loans and loans with LIBOR floors in a rising interest rate environment, as well as normal fluctuations due to payoff and origination activity. Dividend income results from dividends earned on our yielding equity investments. Dividend income will vary from period to period depending upon the level of yield on our equity investments and the amount of yielding equities outstanding. Dividend income increased $1.7 million for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004. This increase was primarily related to dividends on preferred stock of Broadview Networks Holdings, Inc., one of our majority owned control investments.

During the three months ended September 30, 2005, our Broadview investments accounted for approximately $4.0 million, or 14.2%, of our total operating income. Our operating income from Broadview was related to interest and dividends on our Broadview loan and equity investments. Our preferred stock investment in Broadview, which had a fair

MCG Capital Corporation

Press Release

November 1, 2005

value of $49.3 million as of September 30, 2005, entitles us to a preferred claim of approximately $90 million plus accrued dividends, which accumulate at an annual rate of 12% on our preferred claim. We currently expect that our Broadview investment will continue to comprise a significant component of our operating income. Our ability to record income related to the accumulating dividends on our preferred securities will be dependent upon the performance of Broadview.

Loan fees for the three months ended September 30, 2005 and 2004, included fees relating to the following:

(dollars in millions)	2005	2004
Amortizing fee income	$0.7	$1.4
Fee accelerations	0.9	0.9

Total loan fees	$1.6	$2.3

Loan fees include origination fees on loans that are capitalized and amortized into interest income over the life of the loan. When repayments or restructurings with other than minor modifications occur, we will generally accelerate the recognition of previously unamortized loan origination fees. These accelerations have the effect of increasing current period income and reducing future amortizable income. Because these repayments and restructurings may vary from period to period, the amount of loan origination fees that are recognized as interest income may also vary from period to period. The decrease in amortizing fee income is related primarily to the volume of fee accelerations and an increase in the proportion of our portfolio which does not generate origination fees and fewer of our debt investments have generated significant origination fees.

Fees and other income primarily include fees related to advisory and management services, prepayment fees, research revenues, bank interest and other income. Fees and other income are generally related to specific transactions or services and therefore may vary from period to period depending on the level and types of services provided. The decrease in fees and other income of $2.3 million for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004 was primarily due to $1.5 million of management fees in the third quarter of 2004 from one of our control investments, Bridgecom Holdings, Inc., prior to its merger with Broadview versus none in the third quarter of 2005, and a decrease in advisory fees of $1.0 million and prepayment fees of $0.5 million, partially offset by increases in our research revenues from our wholly owned subsidiary Kagan Research, LLC of $0.2 million, and bank interest income of $0.5 million. The increase in bank interest income is due to higher cash balances.

Operating Expenses. Operating expenses include interest, employee compensation and general and administrative expenses. The increase in interest expense during the three months ended September 30, 2005 as compared to the three months ended September 30, 2004, is primarily attributable to an increase of $2.2 million due to increases in LIBOR, an increase of $0.6 million due to higher average borrowings, and an increase of $0.4 million due to the increase in the spread to LIBOR.

Employee compensation includes salaries and benefits, variable annual incentive compensation and long-term incentive compensation. The change in salaries and benefits expense is primarily due to increased staffing, which is part of an ongoing effort to expand our infrastructure in order to support our plans for future growth. Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and dividends on performance based restricted shares and shares securing employee loans. Long-term incentive compensation totaled $2.1 million for the three months ended September 30, 2005 compared to $2.3 million for the three months ended September 30, 2004. During the third quarter of 2005, the performance-based forfeiture restrictions and time-based forfeiture provisions associated with the Tier III shares of certain non-executive officers lapsed which resulted in a $0.6 million increase in long-term incentive compensation expense and a $0.4 million increase in salaries and benefits expense.

MCG Capital Corporation

Press Release

November 1, 2005

General and administrative expenses include legal and accounting fees, insurance premiums, rent and various other expenses. General and administrative expenses decreased $0.2 million to $2.6 million for the three months ended September 30, 2005 compared to $2.8 million for the three months ended September 30, 2004.

The following table shows the components of net investment gains and losses for the three months ended September 30, 2005 as compared to the three months ended September 30, 2004:

	Three Months Ended September 30,
(dollars in millions)	2005	2004
Net Unrealized Gains/(Losses)	$3.2	$(5.3)
Net Realized Gains/(Losses)	(3.3)	(1.6)
Reversals of Unrealized Appreciation/(Depreciation)	3.9	1.8

Net Investment Gains/(Losses)	$3.8	$(5.1)

Net investment gains totaled $3.8 million for the third quarter of 2005 compared to losses of ($5.1) million for the third quarter of 2004. These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized. For the three months ended September 30, 2005, Net Unrealized Gains are comprised of loan investment losses of ($0.7) million and equity investment gains of $3.9 million. Net Realized Losses for the three months ended September 30, 2005 are comprised of loan investment losses of ($1.0) million and equity investment losses of ($2.3) million.

MCG Capital Corporation

Press Release

November 1, 2005

The following table summarizes the Company’s operating results for the nine months ended September 30, 2005 and 2004:

	Nine Months Ended September 30,
(dollars in thousands)	2005	2004	Change	Percentage Change
Operating income
Interest and dividend income	$68,986	$50,225	$18,761	37%
Loan fees	8,413	7,216	1,197	17%

Total interest and dividend income	77,399	57,441	19,958	35%
Fees and other income	9,248	12,385	(3,137)	(25)%

Total operating income	86,647	69,826	16,821	24%

Operating expenses
Interest expense	15,208	6,512	8,696	134%
Employee compensation:
Salaries and benefits	14,442	9,697	4,745	49%
Long-term incentive compensation	5,422	10,000	(4,578)	(46)%

Total employee compensation	19,864	19,697	167	1%

General and administrative expense	7,767	7,406	361	5%

Total operating expenses	42,839	33,615	9,224	27%

Net operating income	$43,808	$36,211	$7,597	21%

Total Operating Income. Total operating income includes interest and dividend income, loan fees and fees and other income.

The level of interest income, which includes interest paid in cash and in kind, is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest rate on interest-bearing investments and the amounts of loans for which interest is not accruing. The increase in interest income for the nine months ended September 30, 2005, as compared to the nine months ended September 30, 2004, is primarily due to growth in average loans, which had an impact of $10.8 million, and an increase in LIBOR, which had an impact of $9.3 million. The increase related to growth in average loans and an increase in LIBOR was partially offset by a decrease in the spread to LIBOR in our loan portfolio, which had an impact of ($6.7) million. The majority of the decrease in the spread to LIBOR is related to holding fixed rate loans and loans with LIBOR floors in a rising interest rate environment, as well as normal fluctuations due to payoff and origination activity. Dividend income results from dividends earned on our yielding equity investments. Dividend income will vary from period to period depending upon the level of yield on our equity investments and the amount of yielding equities outstanding. Dividend income increased $5.3 million for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. This increase was primarily related to dividends on preferred stock of Broadview Networks Holdings, Inc., one of our majority owned control investments.

During the nine months ended September 30, 2005, our Bridgecom and Broadview investments accounted for approximately $13.3 million, or 15.4%, of our total operating income. Our operating income related to Bridgecom and Broadview related to interest and dividends on our loan and equity investments in these entities. Our preferred stock investment in Broadview, which had a fair value of $49.3 million as of September 30, 2005, entitles us to a preferred claim of approximately $90 million plus accrued dividends, which accumulate at an annual rate of 12% on our preferred

MCG Capital Corporation

Press Release

November 1, 2005

claim. We currently expect that our Broadview investment will continue to comprise a significant component of our operating income. Our ability to record income related to the accumulating dividends on our preferred securities will be dependent upon the performance of Broadview.

Loan fees for the nine months ended September 30, 2005 and 2004, included fees relating to the following:

(dollars in millions)	2005	2004
Amortizing fee income	$3.0	$4.2
Fee accelerations	5.4	3.0

Total loan fees	$8.4	$7.2

Loan fees include origination fees on loans that are capitalized and amortized into interest income over the life of the loan. When repayments or restructurings with other than minor modifications occur, we will accelerate the recognition into loan fee income of previously unamortized loan origination fees. These accelerations have the effect of increasing current period income and reducing future amortizable income. Because these repayments and restructurings may vary from period to period, the amount of loan origination fees that are recognized as interest income may also vary from period to period. The decrease in amortizing fee income is related primarily to the volume of fee accelerations and an increase in the proportion of our portfolio which does not generate origination fees and fewer of our debt investments have generated significant origination fees.

Fees and other income primarily include fees related to advisory and management services, prepayment fees, research revenues, bank interest and other income. Fees and other income are generally related to specific transactions or services and therefore may vary from period to period depending on the level and types of services provided. The decrease in fees and other income of $3.1 million for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 was primarily due to $4.5 million of management fees during the first nine month of 2004 from one of our control investments, Bridgecom Holdings, Inc., prior to its merger with Broadview versus none in the first nine months of 2005, a decrease in advisory fees of $0.2 million and a decrease in other income of $0.6 million, partially offset by increases in prepayment fees of $0.1 million, research revenues from our wholly owned subsidiary Kagan Research, LLC of $0.5 million, and bank interest income of $1.6 million. The increase in bank interest income is due to higher cash balances, primarily in our cash, securitization accounts, due to higher principal and interest payments on loans held as collateral for our securitization facilities. Cash from principal and interest payments that occur in our securitization facilities are accumulated in trust accounts until monthly or quarterly disbursements are made from trust accounts. These balances are reflected as Cash, securitization accounts on the balance sheet. The portion of payments that represent principal payments are primarily used to repay debt.

Operating Expenses. Operating expenses include interest, employee compensation and general and administrative expenses. The increase in interest expense during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004, is primarily attributable to an increase of $5.2 million due to increases in LIBOR, an increase of $2.8 million due to higher average borrowings, and an increase of $0.7 million due to an increase in the spread to LIBOR.

Employee compensation includes salaries and benefits, variable annual incentive compensation and long-term incentive compensation. The change in salaries and benefits expense is primarily due to increased staffing, which is part of an ongoing effort to expand our infrastructure in order to support our plans for future growth. Long-term incentive compensation expense is made up of non-cash amortization of restricted stock awards granted in 2001 and dividends on performance based restricted shares and shares securing employee loans. Long-term incentive compensation totaled $5.4 million for the nine months ended September 30, 2005 compared to $10.0 million for the nine months ended September 30, 2004. During the first quarter of 2004, our compensation committee waived the performance-based forfeiture restrictions and modified the time-based forfeiture provisions associated with the Tier III shares of certain of our executive officers which resulted in an expense of $4.0 million. During the third quarter of 2005, the performance-based

MCG Capital Corporation

Press Release

November 1, 2005

forfeiture restrictions and time-based forfeiture provisions associated with the Tier III shares of certain non-executive officers lapsed which resulted in a $0.6 million increase in long-term incentive compensation expense and a $0.4 million increase in salaries and benefits expense.

General and administrative expenses include legal and accounting fees, insurance premiums, rent and various other expenses. General and administrative expenses increased $0.4 million to $7.8 million for the nine months ended September 30, 2005 compared to $7.4 million for the nine months ended September 30, 2004.

The following table shows the components of net investment gains and losses for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004:

	Nine Months Ended September 30,
(dollars in millions)	2005	2004
Net Unrealized Gains/(Losses)	$3.4	$(11.0)
Net Realized Gains/(Losses)	20.7	(7.3)
Reversals of Unrealized Appreciation/(Depreciation)	(18.3)	10.6

Net Investment Gains/(Losses)	$5.8	$(7.7)

Net investment gains totaled $5.8 million for the nine months ended September 30, 2005 compared to losses of ($7.7) million for the nine months ended September 30, 2004. These amounts represent the total of net realized gains and losses, net unrealized appreciation and depreciation and reversals of unrealized appreciation and depreciation. Reversals of unrealized appreciation and depreciation occur when a gain or loss becomes realized. For the nine months ended September 30, 2005, Net Unrealized Gains are comprised of loan investment losses of ($3.8) million and equity investment gains of $7.2 million. Net Realized Gains for the nine months ended September 30, 2005 are comprised of loan investment losses of ($0.6) million and equity investment gains of $21.3 million. Included in net realized gains/(losses) for the nine months ended September 30, 2005 is $20.4 million related to the sale of our equity investment in Creatas. The reversal of unrealized appreciation on this Creatas investment was ($22.1) million.

MCG Capital Corporation

Press Release

November 1, 2005

Business Activity

Investment activity during the nine months ended September 30, 2005 included investments in thirty-one portfolio companies (some of which are new customers and some of which are existing customers) and advances to existing customers totaling $356.2 million. Net growth in the investment portfolio totaled $58.5 million for the nine months ended September 30, 2005 from $880.4 million at December 31, 2004 to $938.9 million at September 30, 2005. Total portfolio investment activity (exclusive of unearned income) for the nine months ended September 30, 2005 was as follows:

(dollars in millions)
Investment Portfolio at 12/31/04	$880.4
Originations and Advances	356.2
Payments/reductions/sales of securities	(303.5)
Net Unrealized Gains/(Losses)	3.4
Net Realized Gains/(Losses)	20.7
Reversals of unrealized appreciation/(depreciation)	(18.3)

Investment Portfolio at 9/30/05	$938.9

We receive payments in our loan portfolio based on the scheduled amortization of the outstanding balances. In addition, from time to time we experience payoffs of some of our investments prior to their scheduled maturity date. The frequency or volume of these payoffs may fluctuate significantly from period to period. For the first nine months of 2005, we had loan payments, including payoffs and sales of securities of $303.5 million. Of this amount, $82.3 million was related to the third quarter of 2005. The third quarter payments included $79.0 million of loan repayments and $3.2 million of sales of equity securities.

MCG Capital Corporation

Press Release

November 1, 2005

Asset Quality

At September 30, 2005 there were $14.6 million of loans, or 1.6% of the investment portfolio, greater than 60 days past due compared to $2.0 million of loans, or 0.23% of the investment portfolio, at December 31, 2004. The increase in past due loans relates to four portfolio companies, one of which accounts for $13.1 million and is in the publishing industry. At September 30, 2005, $13.2 million of loans, including $1.7 million of the loans greater than 60 days past due, were on non-accrual status representing 1.4% of the investment portfolio. At December 31, 2004, $16.0 million of loans, including all of the loans greater than 60 days past due, were on non-accrual status representing 1.8% of the investment portfolio.

In addition to various risk management and monitoring tools, MCG also uses an investment rating system to characterize and monitor our expected level of returns on each investment in our portfolio. We use the following 1 to 5 investment rating scale:

1	Capital gain expected or realized

2	Full return of principal and interest or dividend expected with customer performing in accordance with plan

3	Full return of principal and interest or dividend expected but customer requires closer monitoring

4	Some loss of interest or dividend expected but still expecting an overall positive internal rate of return on the investment

5	Loss of interest or dividend and some loss of principal investment expected which would result in an overall negative internal rate of return on the investment

The following table shows the fair value of our investments on the 1 to 5 investment rating scale, as of September 30, 2005 and December 31, 2004 (excluding unearned income):

Distribution of Portfolio by Investment Rating

(dollars in thousands)	September 30, 2005			December 31, 2004
Investment Rating	Investments at Fair Value		Percentage of Total Portfolio	Investments at Fair Value		Percentage of Total Portfolio
1	$335,204	(a)	35.7%	$301,474	(a)	34.2%
2	373,860		39.8	375,801		42.7
3	147,647		15.7	142,294		16.2
4	79,974		8.5	59,408		6.7
5	2,235		0.3	1,423		0.2

	$938,920		100.0%	$880,400		100.0%

(a)	Of this amount, $14.8 million at September 30, 2005 and $15.7 million at December 31, 2004 relates to debt instruments in companies for which we have already realized a gain through the sale of equity instruments. While these debt instruments are still outstanding, all of the related equity instruments have already been sold at a gain and, therefore, we do not expect any further realized gain.

MCG Capital Corporation

Press Release

November 1, 2005

Recent Developments

On October 11, 2005, we issued $50.0 million of investment grade long-term unsecured five-year notes in a private placement. The notes have been rated “BBB-” by Fitch Ratings, Inc. and have a fixed interest rate of 6.73% per year payable semi-annually. The proceeds from the offering will be used for working capital and other general corporate purposes, including the origination of investments and reduction of outstanding borrowings under our revolving credit facilities.

MCG Capital Corporation

Press Release

November 1, 2005

FINANCIAL STATEMENTS AND RELATED TABLES

MCG Capital Corporation

Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Cash and cash equivalents	$54,186	$82,732
Cash, securitization accounts	77,868	79,473
Cash, restricted	1,975	—
Investments at fair value
Non-affiliate investments (cost of $602,285 and $573,658, respectively)	612,158	578,416
Affiliate investments (cost of $52,537 and $52,480, respectively)	50,733	47,728
Control investments (cost of $317,307 and $272,616, respectively)	276,029	254,256

Total investments (cost of $972,129 and $898,754, respectively)	938,920	880,400
Unearned income on commercial loans	(8,536)	(12,529)

Total investments net of unearned income	930,384	867,871
Interest receivable	7,930	5,729
Other assets	14,840	17,706

Total assets	$1,087,183	$1,053,511

Liabilities
Borrowings (maturing within one year of $288,096 and $82,805, respectively)	$432,913	$467,400
Interest payable	3,428	2,925
Dividends payable	20,966	19,043
Other liabilities	9,768	9,930

Total liabilities	467,075	499,298

Commitments and contingencies

Stockholders’ Equity

Preferred stock, par value $.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $.01, authorized 200,000 shares on September 30, 2005 and 100,000 on December 31, 2004, 49,920 issued and outstanding on September 30, 2005 and 45,342 issued and outstanding on December 31, 2004	499	453
Paid-in capital	711,803	640,879
Distributions in excess of earnings:
Paid -in Capital	(28,998)	(28,998)
Other	(21,596)	(27,780)
Net unrealized depreciation on investments	(33,209)	(18,354)
Stockholder loans	(4,246)	(4,601)
Unearned compensation - restricted stock	(4,145)	(7,386)

Total stockholders’ equity	620,108	554,213

Total liabilities and stockholders’ equity	$1,087,183	$1,053,511

Net asset value per common share at period end	$12.42	$12.22

MCG Capital Corporation

Press Release

November 1, 2005

MCG Capital Corporation

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating income
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$17,210	$13,528	$49,995	$38,704
Affiliate investments (5% to 25% owned)	1,513	754	4,337	2,406
Control investments (more than 25% owned)	7,235	5,877	23,067	16,331

Total interest and dividend income	25,958	20,159	77,399	57,441
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	2,404	2,319	8,588	6,427
Affiliate investments (5% to 25% owned)	—	495	—	495
Control investments (more than 25% owned)	12	1,864	660	5,463

Total advisory fees and other income	2,416	4,678	9,248	12,385

Total operating income	28,374	24,837	86,647	69,826

Operating expenses
Interest expense	5,571	2,344	15,208	6,512
Employee compensation:
Salaries and benefits	5,207	3,469	14,442	9,697
Long-term incentive compensation	2,096	2,321	5,422	10,000

Total employee compensation	7,303	5,790	19,864	19,697
General and administrative expense	2,613	2,807	7,767	7,406

Total operating expenses	15,487	10,941	42,839	33,615

Net operating income before investment gains and losses	12,887	13,896	43,808	36,211

Net realized gains (losses) on investments
Non-affiliate investments (less than 5% owned)	1,920	936	7,720	2,924
Affiliate investments (5% to 25% owned)	—	(2,531)	(190)	(2,531)
Control investments (more than 25% owned)	(5,196)	—	13,150	(7,658)

Total net realized gains (losses) on investments	(3,276)	(1,595)	20,680	(7,265)
Net change in unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	3,928	(2,274)	5,112	(2,399)
Affiliate investments (5% to 25% owned)	1,307	2,182	3,495	(1,185)
Control investments (more than 25% owned)	1,849	(3,406)	(23,462)	3,181

Total net change in unrealized appreciation (depreciation) on investments	7,084	(3,498)	(14,855)	(403)

Net investment gains (losses)	3,808	(5,093)	5,825	(7,668)

Net income	$16,695	$8,803	$49,633	$28,543

Earnings per common share basic and diluted	$0.34	$0.21	$1.05	$0.71
Cash dividends declared per common share	$0.42	$0.42	$1.26	$1.26
Weighted average common shares outstanding	49,560	42,646	47,287	40,049
Weighted average common shares outstanding and dilutive common stock equivalents	49,563	42,676	47,315	40,104

MCG Capital Corporation

Press Release

November 1, 2005

ADDITIONAL FINANCIAL DETAILS

Selected Historical Operating Data – Quarterly

	2005			2004
(dollars and shares in thousands)	Qtr3	Qtr2	Qtr1	Qtr4	Qtr3	Qtr2	Qtr1
Net operating income (a)	$12,887	$16,430	$14,491	$8,879	$13,896	$12,474	$9,841
Net operating income per share	$0.26	$0.35	$0.32	$0.20	$0.33	$0.31	$0.26

Net operating income (a)	$12,887	$16,430	$14,491	$8,879	$13,896	$12,474	$9,841
Long-term incentive compensation (b)	2,096	1,644	1,682	1,683	2,321	2,128	5,551

Distributable net operating income (DNOI) (c)	$14,983	$18,074	$16,173	$10,562	$16,217	$14,602	$15,392

DNOI per share - average shares (d)	$0.30	$0.38	$0.35	$0.23	$0.38	$0.36	$0.40
DNOI per share - record date shares (e)	$0.30	$0.38	$0.36	$0.23	$0.38	$0.38	$0.40
Dividends declared per share	$0.42	$0.42	$0.42	$0.42	$0.42	$0.42	$0.42

(a)	These amounts represent net operating income before investment gains and losses in the Consolidated Statements of Operations.
(b)	Includes non-cash amortization expense associated with certain restricted shares and the expense associated with the dividends on performance based restricted shares and shares securing employee loans (which are shown as compensation expense for GAAP purposes.
(c)	Distributable net operating income is a non-GAAP financial measure most comparable to net operating income before investment gains and losses as shown in the Consolidated Statements of Operations. Management believes that distributable net operating income provides a guide to amounts from operations that may be distributable to shareholder. However, actual distributions may vary and such amount identified in this table are not intended to represent amounts we will actually distribute in future periods. Distributable net operating income may not be comparable to similarly titled measures reported by other companies.

Distributable net operating income does not represent net income or net cash provided by operating activities in accordance with GAAP and should not be considered an alternative to such items as an indication of our performance. Distributable net operating income should not be considered an alternative to cash flows as a measure of liquidity or ability to make distributions.

(d)	This amount is computed based on weighted average common shares outstanding subject to dividends which is the weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations together with the weighted average of shares in the restricted stock awards for which forfeiture provisions have not lapsed which total 362, 421, 479, 543, 580, 710, and 910 for the three months ended September 30, June 30 and March 31, 2005, and three months ended December 31, September 30, June 30, and March 31, 2004, respectively. These unvested shares are excluded from weighted average common shares outstanding as disclosed in the Consolidated Statements of Operations but are issued, outstanding and subject to dividend.
(e)	This amount is based on total shares outstanding at the record date for which the dividend is payable for each respective quarterly dividend.

MCG Capital Corporation

Press Release

November 1, 2005

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused specialized commercial finance company providing financing and advisory services to a variety of growth-oriented small and medium-sized companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, management buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company’s future plans and objectives, such as our expectation to re-deploy cash balances into new investments, or the expected value resulting from a portfolio company’s acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.